Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-248741) and Form S-8 (File No. 333-274732) pertaining to the Share Option Plan for Employees with Non-Employee Sub-Plan and U.S. Sub-Plan, 2020 Employee Share Purchase Plan, and 2020 Equity Incentive Plan of Renalytix plc, and Forms S-3 (File Nos. 333-265280, 333-271579, 333-274733, 333-278765 and 333-279966) of our report dated September 30, 2024, with respect to the consolidated financial statements of Renalytix plc included in this Annual Report (Form 10-K) for the year ended June 30, 2024, which report includes an explanatory paragraph relating to Renalytix plc’s ability to continue as a going concern.

/s/ CohnReznick LLP

New York, New York

September 30, 2024